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FORM 3                                                  OMB APPROVAL
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                                             OMB Number                3235-0104
                                             Expires:         September 30, 1998
                                             Estimated average burden
                                             hours per response .............0.5
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                    U. S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549

              INITIAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940
(Print of Type Response)
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 1. Name and Address of Reporting Person*

     Claire                          Robert                           I
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     (Last)                          (First)                         (MI)

     7280 W Palmetto Park Road
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                                    (Street)

     Boca Raton                      Florida                      33433
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     (City)                         (State)                       (Zip)

 2. Date of Event Requiring Statement (Month/Day/Year)
                                        10/3/00
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 3. IRS or Social Security Number of Reporting Person (Voluntary)

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 4. Issuer Name and Ticker or Trading Symbol

    American Group, Inc.   AMCG
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 5. Relationship of Reporting Person to Issuer (Check all Applicable)

    [ X ]  Director                       [   ]  10% Owner
    [ X ]  Officer--(give title below)    [   ]  Other--(specify below)
           President
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 6. If Amendment, Date of Original (Month/Day/Year)

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 7. Individual or Joint/Group Filing (Check Applicable Line)

     X  Form filed by One Reporting Person
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        Form filed by More than Reporting Person
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TABLE I - Non-Derivative Securities Beneficially Owned
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
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1. Title of Security             |  2. Amount of Securities  | 3. Ownership Form:         | 4. Nature of Indirect Beneficial
   (Instr. 4)                    |     Beneficially Owned    |    Direct (D) or Indirect  |    Ownership (Instr. 5)
                                 |     (Instr. 4)            |    (I) (Instr. 5)          |
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Common Stock                     |      1,250 shares         |          D                 |
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Common Stock                     |      3,450                |          I                 | as trustee for American Group
                                 |                           |                            | Investment partnership
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Common Stock                     |     15,000                |          I                 | as trustee for American Group
                                 |                           |                            | Investment partnership
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
Reminder: Report on a separate line for each class securities owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction
 5(b)(v).
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                                                                          (Over)
                                                                 SEC 1473 (7-97)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


FORM 3 (continued)       Table II -- Derivative Securities Benefically Owned
                     (e.g., puts, calls, warrants, options, convertible security)
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1. Title of Derivative Security (Instr. 4)         | 2. Date Exercisable and Expiration Date
                                                   |    (Month/Day/Year)
                                                   |-----------------------------------------
                                                   |  Date Exercisable  |  Expiration Date
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3. Title and Amount Underlying           | 4. Conversion or Exercise | 5.  Ownership Form of Derivative  | 6.  Nature of Indirect
   Derivative Security                   |    Price of Derivative    |     Security: Direct (D) or       |     Beneficial Ownership
   (Instr. 4)                            |    Security               |     Indirect (I) (Instr. 5)       |     (Instr. 5)
-----------------------------------------|                           |                                   |
                          |  Ammount or  |                           |                                   |
                          |  Number of   |                           |                                   |
          Title           |  Shares      |                           |                                   |
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
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                          |              |                           |                                   |
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Explanation of Responses:


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

By:       /s/ Robert I Claire
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              Robert I Claire                              Date 11/08/00

     Signature of Reporting Person

                                                                         PAGE: 2
                                                                 SEC 1473 (7-97)